Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 1st QUARTER 2014 RESULTS;

PROVIDES 2nd QUARTER AND UPDATED FULL YEAR 2014 OUTLOOK

Boca Raton, Florida, May 1, 2014

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended March 31, 2014. Highlights of the results include:

First quarter over year earlier period:

•	Site leasing revenue growth of 13%

•	Tower Cash Flow growth of 21%

•	Net loss decreased from $22 million to net income of $1 million

•	Adjusted EBITDA growth of 21%

•	AFFO Per Share growth of 20%

“We had an excellent first quarter and expect another good year in 2014” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Among many highlights in our first quarter, we are particularly pleased with our expense performance which produced industry leading Tower Cash Flow and Adjusted EBITDA margin results. Year-to-date leasing activity and current backlogs evidence very strong customer activity in all of our markets. As a result, we are able to make sizeable increases in our 2014 Outlook, which increases are driven almost entirely by organic activity. With our recently closed acquisition of 2,007 sites from Oi, Brazil now joins our U.S. and other markets as fully scaled and capable operations, well-positioned to continue to participate in the projected growth of wireless in their respective regions. Our balance sheet and liquidity positions are both sound, and give us plenty of resources to pursue additional quality portfolio growth opportunities. We believe 2014 will be another year of material growth in AFFO per share for SBA.”

Operating Results

Total revenues in the first quarter of 2014 were $345.5 million compared to $313.1 million in the year earlier period, an increase of 10.4%. Site leasing revenue of $309.3 million increased 13.1% over the year earlier period. Domestic cash site leasing revenue was $268.7 million in the first quarter of 2014 compared to $238.3 million in the year earlier period, an increase of 12.8%. International cash site leasing revenue was $29.6 million in the first quarter of 2014 compared to $17.7 million in the year earlier period, an increase of 67.2%.

Site leasing Segment Operating Profit of $239.6 million increased 16.6% over the year earlier period. Site leasing contributed 96.5% of the Company’s total Segment Operating Profit in the first quarter of 2014. Site development revenues were $36.2 million in the first quarter of 2014 compared to $39.6 million in the year earlier period, an 8.4% decrease. Site development Segment Operating Profit Margin was 24.3% in the first quarter of 2014 compared to 17.6% in the year earlier period.

Tower Cash Flow for the first quarter of 2014 was $237.5 million, a 20.5% increase over the year earlier period. Tower Cash Flow Margin for the first quarter of 2014 was 79.6% compared to 77.0% in the year earlier period. Domestic Tower Cash Flow for the first quarter of 2014 was $214.4 million compared to $185.0 million in the year earlier period, an increase of 15.9%. International Tower Cash Flow for the first quarter of 2014 was $23.1 million compared to $12.1 million in the year earlier period, an increase of 91.9%.

Net income for the first quarter of 2014 was $1.4 million or $0.01 per share compared to a $22.4 million loss or $(0.18) per share in the year earlier period. Net income for the quarter was positively impacted by $17.9 million of gains on the Company’s currency hedges entered into in connection with the Oi acquisition which closed on March 31, 2014.

Adjusted EBITDA in the first quarter of 2014 was $226.7 million compared to $187.7 million in the year earlier period, an increase of 20.7%. Adjusted EBITDA Margin was 67.8% in the first quarter of 2014 compared to 63.5% in the year earlier period.

Net Cash Interest Expense was $65.9 million in the first quarter of 2014 compared to $58.9 million in the year earlier period.

AFFO increased 21.8% to $153.8 million in the first quarter of 2014 compared to $126.3 million in the year earlier period. AFFO per share increased 20.4% to $1.18 in the first quarter of 2014 compared to $0.98 in the year earlier period.

Investing Activities

During the first quarter of 2014, SBA purchased 2,188 communication sites for $900.6 million in cash, net of currency hedging benefits, which included the March 31, 2014 acquisition of 2,007 communication sites from Oi S.A. in Brazil (the “Oi Acquisition”). SBA also built 57 towers during the first quarter of 2014. As of March 31, 2014, SBA owned or operated 22,263 communication sites, 15,034 of which are located in the United States and its territories, and 7,229 of which are located internationally. In addition, the Company spent $9.3 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the first quarter of 2014 were $947.5 million, consisting of $4.7 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $942.8 million of discretionary cash capital expenditures net of currency hedging benefits (new tower builds, tower augmentations, acquisitions and related earn-outs, purchasing land and easements, and capital expenditures associated with the purchase of a new headquarters building).

Subsequent to the first quarter of 2014, the Company acquired 12 towers and related assets and liabilities for aggregate consideration of $8.9 million in cash. The Company has agreed to purchase 59 towers for an aggregate amount of $35.5 million. The Company anticipates that these acquisitions will be consummated by the end of the third quarter of 2014.

Financing Activities and Liquidity

SBA ended the first quarter with $6.9 billion of total debt, $363.2 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $6.5 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.2x and 5.0x, respectively.

During the first quarter of 2014, the Company, through its wholly owned subsidiary, SBA Senior Finance II LLC, obtained a new senior secured Term Loan with an initial aggregate principal amount of $1.5 billion that was issued at 99.75% of par value and matures on March 24, 2021 (“2014 Term Loan B”). Net proceeds from the 2014 Term Loan B were used to (1) repay in full the remaining $180.5 million balance of the 2011 Term Loan B, (2) repay in full the remaining $110.0 million balance of the 2012-2 Term Loan B, (3) repay the $390.0 million outstanding balance under the Company’s Revolving Credit Facility, and (4) pay the cash consideration in connection with the Oi Acquisition. The remaining net proceeds will be used for general corporate purposes.

As of the date of this press release, the Company had no amounts outstanding under the $770 million Revolving Credit Facility, and the amount available based on specified covenants under the facility was $675 million.

Effective March 17, 2014, the Company elected to settle the principal amount of any conversions on its 4.0% Convertible Senior Notes due 2014 (“4.0% Notes”) in cash and any additional conversion consideration at the conversion rate then applicable in shares of its Class A common stock. Concurrently with the settlement of any converted 4.0% Notes, SBA will settle the associated convertible note hedges and receive an equal number of shares to those issued to the noteholders. As a result, SBA’s outstanding share count will not be impacted by the early conversion of these notes under the current settlement election. The Company received conversion notices totaling $259,000 of principal during the first quarter of 2014 and conversion notices totaling $121.3 million of principal subsequent to the end of the first quarter, all of which will settle in the second quarter of 2014.

During the first quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Outlook

The Company is providing its second quarter 2014 Outlook and updating its Full Year 2014 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s Full Year 2014 Outlook assumes approximately $56.7 million of non-cash straight-line leasing revenue. The 2014 Outlook for site leasing revenue, Tower Cash Flow, Adjusted EBITDA and AFFO includes an assumed negative impact of $16 million associated with iDEN lease terminations, which from a timing perspective have been assumed to occur on the basis least favorable to SBA pursuant to previously negotiated contractual rights. The 2014 Outlook assumes the acquisitions of only those communication sites under contract at the time of this press release. The Company intends to spend additional capital in 2014 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2014 guidance. The Company’s Full Year 2014 Outlook includes new tower builds in the U.S. and internationally of 400 to 420 towers. The Full Year 2014 Outlook also contemplates approximately $1.3 billion of new financing during 2014 at an estimated annual interest rate of 4.0% with proceeds being used to (i) call the Company’s 8.25% Senior Notes in August 2014, and (ii) settle for cash all of the obligations under the Company’s 4.0% Convertible Senior Notes due October 1, 2014 and the related warrants upon maturity. Finally, the Company’s Outlook also assumes an average foreign currency exchange rate of 2.30 Brazilian Reais to 1.0 U.S. Dollar for the second, third, and fourth quarters of 2014.

	Quarter ending June 30, 2014			Full Year 2014
	($‘s in millions)
Site leasing revenue (1)	$333.0	to	$338.0	$1,317.0	to	$1,337.0
Site development revenue	$32.5	to	$37.5	$130.0	to	$150.0
Total revenues	$365.5	to	$375.5	$1,447.0	to	$1,487.0
Tower Cash Flow	$248.0	to	$253.0	$989.0	to	$1,009.0
Adjusted EBITDA	$236.5	to	$241.5	$942.0	to	$962.0
Net cash interest expense (2)	$71.0	to	$73.0	$279.0	to	$289.0
Non-discretionary cash capital expenditures (3)	$7.5	to	$8.5	$24.0	to	$29.0
AFFO	$152.0	to	$161.0	$616.0	to	$652.0
Discretionary cash capital expenditures (4) (5)	$91.0	to	$101.0	$1,160.0	to	$1,190.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, communication site acquisitions and related earn-outs, ground lease purchases, and capital expenditures associated with the purchase of a new corporate headquarters building. Excludes expenditures for revenue producing assets not under contract at the date of this press release.
(5)	Discretionary cash capital expenditures for the full year 2014 Outlook are net of a $17.9 million gain recognized in the first quarter of 2014 upon the settlement of currency hedges entered into in connection with the Oi acquisition.

Conference Call Information

SBA Communications Corporation will host a conference call on Friday, May 2, 2014 at 10:00 AM (Eastern) to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, May 2, 2014 at 10:00 AM (Eastern)
Dial-in number:	(800) 230-1092
Conference call name:	SBA first quarter results
Replay:	May 2, 2014 at 12:30 PM through May 16, 2014 at 10:59 AM (Eastern)
Number:	USA (800) 475-6701, International (320) 365-3844
Access Code:	324818
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) continued strength in the leasing and services segments for 2014, (ii) portfolio and organic growth for 2014, both domestically and internationally, (iii) the Company’s financial and operational guidance for the second quarter of 2014 and full year 2014 and the ability to improve upon its full year 2014 Outlook, (iv) timing of closing for currently pending acquisitions, (v) spending additional capital in 2014 on acquiring revenue producing assets not yet identified or under contract, (vi) customer activity levels during 2014, (vii) Brazil’s foreign exchange rates, (viii) the impact associated with iDEN lease terminations, and (ix) the amount and terms of any future financing and that such financing will be sufficient for its anticipated uses. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2014.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to effectively integrate acquired communication sites into its business and to achieve the financial results projected in its valuation models for the acquired assets; (3) the Company’s ability to refinance its 8.25% Senior Notes, and its 4.0% Notes on expected terms; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the Company’s ability to comply with covenants and the terms of its credit instruments; (12) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular; (13) the continued dependence on towers and outsourced site development services by the wireless carriers; and (14) the Company’s ability to protect its rights to land under its towers. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 400 to 420 towers in 2014. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts) (unaudited)

	For the three months ended March 31,
	2014	2013
Revenues:
Site leasing	$309,320	$273,504
Site development	36,230	39,567

Total revenues	345,550	313,071

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	69,740	68,101
Cost of site development	27,427	32,594
Selling, general, and administrative (1)	24,676	20,431
Acquisition related expenses	8,561	5,822
Asset impairment and decommission costs	3,568	3,722
Depreciation, accretion, and amortization	144,442	125,636

Total operating expenses	278,414	256,306

Operating income	67,136	56,765

Other income (expense):
Interest income	86	641
Interest expense	(66,027)	(59,465)
Non-cash interest expense	(10,304)	(17,364)
Amortization of deferred financing fees	(4,237)	(3,604)
Loss from extinguishment of debt, net	(1,951)	(142)
Other income (expense)	18,390	152

Total other expense	(64,043)	(79,782)

Income (loss) before provision for income taxes	3,093	(23,017)

Benefit (provision) for income taxes	(1,686)	641

Net income (loss)	$1,407	$(22,376)

Income (loss) per common share
Basic	$0.01	$(0.18)

Diluted	$0.01	$(0.18)

Weighted average number of common shares
Basic	128,560	127,057

Diluted	138,356	127,057

(1)	Includes non-cash compensation of $4,541 and $3,817 for the three months ended March 31, 2014 and 2013, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$322,914	$122,112
Restricted cash	35,220	47,305
Short-term investments	5,054	5,446
Accounts receivable, net of allowance of $827 and $686 at March 31, 2014 and December 31, 2013, respectively	68,102	71,339
Costs and estimated earnings in excess of billings on uncompleted contracts	22,114	27,864
Prepaid and other current assets	62,724	69,586

Total current assets	516,128	343,652

Property and equipment, net	2,693,015	2,578,444
Intangible assets, net	4,081,286	3,387,198
Deferred financing fees, net	80,578	73,042
Other assets	420,335	400,852

Total assets	$7,791,342	$6,783,188

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$26,310	$24,302
Accrued expenses	79,639	86,131
Current maturities of long-term debt	503,776	481,886
Deferred revenue	89,915	94,658
Accrued interest	42,205	46,689
Other current liabilities	14,934	14,007

Total current liabilities	756,779	747,673

Long-term liabilities:
Long-term debt	6,365,982	5,394,721
Other long-term liabilities	272,393	283,828

Total long-term liabilities	6,638,375	5,678,549

Redeemable noncontrolling interests	—	—

Shareholders’ equity:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 128,788 and 128,432 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	1,288	1,284
Additional paid-in capital	2,912,250	2,907,446
Accumulated deficit	(2,516,678)	(2,518,085)
Accumulated other comprehensive income (loss), net	(672)	(33,679)

Total shareholders’ equity	396,188	356,966

Total liabilities and shareholders’ equity	$7,791,342	$6,783,188

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	For the three months ended March 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,407	$(22,376)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, accretion, and amortization	144,442	125,636
Non-cash interest expense	10,304	17,364
Deferred income tax (benefit) expense	474	(1,802)
Non-cash asset impairment and decommission costs	3,213	2,892
Non-cash compensation expense	4,618	3,874
Amortization of deferred financing fees	4,237	3,604
Loss from extinguishment of debt, net	1,951	142
Other non-cash items reflected in the Statements of Operations	(297)	166
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	8,644	(13,688)
Prepaid and other assets	1,196	(18,434)
Accounts payable and accrued expenses	657	(400)
Accrued interest	(4,485)	(2,094)
Other liabilities	2,604	(656)

Net cash provided by operating activities	178,965	94,228

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(933,110)	(209,542)
Capital expenditures	(32,238)	(36,423)
Other investing activities	444	1,308

Net cash used in investing activities	(964,904)	(244,657)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under Revolving Credit Facility	(215,000)	—
Repayment of Term Loans	(293,000)	(4,500)
Proceeds from employee stock purchase/stock option plans	89	4,325
Proceeds from Term Loans, net of fees	1,484,213	—
Proceeds from settlement of convertible note hedges	1	45,230
Repayment of BNDES Loans	(6,105)	—
Principal payments under capital lease obligations	(433)	(395)
Payment of deferred financing fees	(1,419)	(851)
Payment for purchase of noncontrolling interests	—	(6,008)
Other financing activities	414	—

Net cash provided by financing activities	968,760	37,801

Effect of exchange rate changes on cash and cash equivalents	17,981	1,759
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	200,802	(110,869)
CASH AND CASH EQUIVALENTS:
Beginning of period	122,112	233,099

End of period	$322,914	$122,230

Selected Capital Expenditure Detail
	For the three months ended
	March 31,
	2014	2013
	(in thousands)
Tower new build construction	$16,236	$23,368
Tower upgrades/augmentations	11,120	8,322
Purchase of headquarters building	144	—
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	2,935	3,046
General corporate expenditures	1,803	1,687

Total non-discretionary capital expenditures	4,738	4,733

Total capital expenditures	$32,238	$36,423

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at December 31, 2013	14,886	5,193	20,079
Sites acquired during the first quarter	177	2,011	2,188
Sites built during the first quarter	30	27	57
Sites decommissioned during the first quarter	(59)	(2)	(61)

Sites owned at March 31, 2014	15,034	7,229	22,263

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit, and Segment Operating Profit Margin; (ii) Cash Site Leasing Revenue; (iii) Tower Cash Flow and Tower Cash Flow Margin; (iv) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (v) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (vi) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Cash Site Leasing Revenue and Tower Cash Flow are indicators of the performance of our site leasing operations;

(3) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses; and

(4) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Total Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement, 8.25% Notes, 5.625% Notes, and 5.75% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other communication site companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months		For the three months
	ended March 31,		ended March 31,
	2014	2013	2014	2013
	(in thousands)
Segment revenue	$309,320	$273,504	$36,230	$39,567
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(69,740)	(68,101)	(27,427)	(32,594)

Segment operating profit	$239,580	$205,403	$8,803	$6,973

Segment operating profit margin	77.5%	75.1%	24.3%	17.6%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The table below sets forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended March 31,		For the three months ended March 31,		For the three months ended March 31,
	2014	2013	2014	2013	2014	2013
	(in thousands)
Site leasing revenue	$275,061	$254,072	$34,259	$19,432	$309,320	$273,504
Non-cash straight-line leasing revenue	(6,394)	(15,732)	(4,633)	(1,727)	(11,027)	(17,459)

Cash site leasing revenue	268,667	238,340	29,626	17,705	298,293	256,045
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(62,214)	(61,390)	(7,526)	(6,711)	(69,740)	(68,101)
Non-cash straight-line ground lease expense	7,930	8,055	1,043	1,064	8,973	9,119

Tower Cash Flow	$214,383	$185,005	$23,143	$12,058	$237,526	$197,063

Tower Cash Flow Margin	79.8%	77.6%	78.1%	68.1%	79.6%	77.0%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended March 31,

	2014	2013
	(in thousands)
Net income (loss)	$1,407	$(22,376)
Non-cash straight-line leasing revenue	(11,027)	(17,459)
Non-cash straight-line ground lease expense	8,973	9,119
Non-cash compensation	4,618	3,874
Loss from extinguishment of debt, net	1,951	142
Other (income) expense	(18,390)	(152)
Acquisition related expenses	8,561	5,822
Asset impairment and decommission costs	3,568	3,722
Interest income	(86)	(641)
Total interest expense (1)	80,568	80,433
Depreciation, accretion, and amortization	144,442	125,636
Provision (benefit) for taxes (2)	2,084	(400)

Adjusted EBITDA	$226,669	$187,720

Annualized Adjusted EBITDA (3)	$906,676	$750,880

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended March 31, 2014 and 2013, these amounts included $398 and $241, respectively, of franchise taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended March 31,
	2014	2013
	(in thousands)
Total revenues	$345,550	$313,071
Non-cash straight-line leasing revenue	(11,027)	(17,459)

Total revenues minus non-cash straight-line leasing revenue	$334,523	$295,612

Adjusted EBITDA	$226,669	$187,720

Adjusted EBITDA Margin	67.8%	63.5%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended March 31,
	2014	2013
	(in thousands)
Net income (loss)	$1,407	$(22,376)
Adjusted tax provision (1)	(110)	(1,957)
Real estate related depreciation, amortization, and accretion	142,957	124,540

FFO	$144,254	$100,207

Adjustments to FFO:
Non-cash straight-line leasing revenue	(11,027)	(17,459)
Non-cash straight-line ground lease expense	8,973	9,119
Non-cash compensation	4,618	3,874
Non-real estate related depreciation, amortization, and accretion	1,485	1,096
Amortization of deferred financing costs and debt discounts	14,541	20,968
Interest deemed paid upon conversion of convertible notes	—	3,646
Loss from extinguishment of debt, net	1,951	142
Other (income) expense	(18,390)	(152)
Acquisition related expenses	8,561	5,822
Asset impairment and decommission costs	3,568	3,722
Non-discretionary cash capital expenditures	(4,738)	(4,733)

AFFO	$153,796	$126,252

Weighted average number of common shares (2)	129,822	128,409

AFFO per share	$1.18	$0.98

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

March 31, 2014
(in thousands)
2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
2012-1 Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2012-1 Term Loan A	182,500
2014 Term Loan B (carrying value of $1,496,047)	1,500,000
BNDES Loans	212

Total secured debt	4,852,712
4.0% Convertible Senior Notes (carrying value of $478,564)	499,910
8.25% 2019 Senior Notes (carrying value of $242,435)	243,750
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000

Total unsecured debt	2,043,660

Total debt	$6,896,372

Leverage Ratio
Total debt	$6,896,372
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(363,188)

Net debt	$6,533,184

Divided by: Annualized Adjusted EBITDA	$906,676

Leverage Ratio	7.2x

Secured Leverage Ratio
Total secured debt	$4,852,712
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(363,188)

Net Secured Debt	$4,489,524

Divided by: Annualized Adjusted EBITDA	$906,676

Secured Leverage Ratio	5.0x